Exhibit 10.1

August 31, 2009

Thomas T. Higgins

90 Carlton Street

Brookline, MA  02446

Dear Tom,

Congratulations! We are excited to have you as part of our Company. On behalf of NeuroMetrix, Inc. (the “Company”) and the Board of Directors, I am pleased to offer you the position of Chief Financial Officer, contingent on the completion of your references.  The terms of this employment offer are as follows:

•                 Start date:  Monday, September 8, 2009 (the “Start Date”).

•                 Title & Responsibilities:  Your title will be Chief Financial Officer.  In this position, you will report to the Company’s Chief Executive Officer.  The Chief Financial Officer is responsible for overseeing the Company’s Finance Department, Investors Relations, Corporate Legal Department, Human Resources Department, Customer Service Department, Information Technology Department, and Product Fulfillment Operations.  You also will be responsible for performing any other services and duties in connection with the business, affairs and operations of NeuroMetrix as may be assigned or delegated to you that are not inconsistent with your title and responsibilities from time to time by or under the authority of the Chief Executive Officer or Board of Directors.

•                 Base Salary:   The Company will pay you a salary (“Base Salary”) at a semi-monthly rate of $11,458.33 ($275,000 annualized), subject to periodic review and adjustment at the discretion of the Company.

•                 Variable Compensation:  You will be eligible to receive an annual cash performance bonus of up to 40% of your Base Salary.  The Company shall consider and make a bonus determination not later than 60 days after the end of each fiscal year during which you are employed by the Company, starting with fiscal year ending December 31, 2009.  The Company will pay such bonus to you on or before the 15th day of the third month after the end of the following fiscal year (e.g., a bonus determined within 60 days after the end of the fiscal year ending December 31, 2009 will be paid sometime between January 1, 2010 and March 15, 2010).  Bonus awards shall be determined by the Company in its sole discretion.

•                 Equity.  On the Start Date the Company will issue you a ten-year non-qualified stock option (the “Option”) to purchase 100,000 shares of the Company’s Common Stock pursuant to a stock option agreement (the “Option Agreement”) under the Company’s 2009 Non-Qualified Inducement Stock Plan (the “Plan”).  The exercise price on any shares sold pursuant to the Option Agreement shall equal the fair market value of the Company’s shares at the close of business on the Start Date, and, subject to your continued employment with the Company, the Option will become exercisable with respect to 25,000 shares on the first anniversary of the Start Date and an additional 6,250 shares each quarter thereafter.  The Option Agreement shall be in the standard form approved for use under the

62 Fourth Avenue Waltham, MA 02451 tel. 781.890.9989 fax. 781.890.1556	www.neurometrix.com

Plan, which is substantially identical to the standard form of stock option agreement used under the Company’s Second Amended and Restated 2004 Stock Option and Incentive Plan.  Your participation in the Plan and the grant of the Options is subject to all terms of the Plan and Option Agreement and is further contingent upon your execution of the Company’s standard stock-related agreements.

•                 Benefits: The Company will provide medical insurance coverage and other benefits on the same terms and conditions as provided to the Company’s employees or other senior executives from time to time.

•                 Paid Time Off:  You also will be eligible to receive paid vacation.  Currently, you will be eligible for seventeen (17) paid vacation days per year of employment, which accrues on a prorated basis and shall be treated in a manner consistent with the Company’s Employee Handbook, as amended from time to time.  You also will be eligible for paid holidays and personal days recognized by the Company as set forth in the Company’s Employee Handbook, as amended from time to time.

•                 Representation Regarding Other Obligations: This offer is conditioned on your representation that you are not subject to any confidentiality or non-competition agreement or any other similar type of restriction that would affect your ability to devote full time and attention to your work at the Company.  As soon as possible, but in no event later than the tenth business day prior to Start Date, you agree to provide the Company with a copy of any confidentiality or non-competition agreement into which you previously have entered and will be subject to at any time on or after the Start Date.

•                 Other Terms:  Your employment with the Company shall be on an at-will basis.  In other words, you or the Company may terminate employment for any reason and at any time, with or without notice.  You will also be required to sign the Company’s standard form of Confidentiality and Non-Compete Agreement.  A copy of that Agreement is enclosed at Tab A.  In addition, as with all employees, our offer to you (and our obligations under this Agreement) are contingent on your submission of satisfactory proof of your identity and your legal authorization to work in the United States.

•                 Severance:  If (i) the Company terminates your employment for any reason other than Cause or (ii) you resign for Good Reason, then you will be entitled to receive continuation of your Base Salary for a period of nine (9) months from the date of termination (the “Severance Period”).  In addition, the Company will accelerate your right to exercise shares under any stock option granted to you by the Company on or after the date of this Agreement as if you had continued to work for the Company during the Severance Period.  During the Severance Period, the Company will continue to contribute to your medical insurance coverage, which, subject to your eligibility, will be extended to you under the law known as COBRA at the same rate as if you continued to be employed by the Company.  Notwithstanding the foregoing, your receipt of the severance benefits described in this paragraph will be subject, in all cases, to your execution, on or before the 21st day following its presentation to you (which shall occur no more than 14 days after the Date of Termination) of a release of any and all claims that you may then have against the Company in connection with your employment in a form that is satisfactory to the Company (the “Release”) and the effectiveness and irrevocability of the Release upon its execution or the earliest day after its execution as is permitted by law.  Payments of continuation of Base Salary owed pursuant to this paragraph will occur on the regular payroll payment dates for the Company beginning with the first regular payroll payment date that occurs on or after the date that is 45 days after your termination or resignation (with the first payment to include the full amount owed for continuation of Base Salary for the payroll period to which such payment date relates and any prior payroll periods for which payment was not yet made).

•                 Definitions:  For purposes of this Agreement, “Cause” shall mean a vote by the Board resolving that you shall be dismissed as a result of (i) your material breach of any agreement between you and the Company; (ii) your conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude; or (iii) any material misconduct or willful and deliberate non-performance (other than by reason of disability) by you of your duties to the Company.

Resignation for “Good Reason” shall mean your resignation following your prior written notice to the Company that the Company has materially breached this agreement (with such written notice to describe such material breach in detail), provided that (i) such written notice is provided within thirty (30) days after the initial existence of such breach, (ii) such breach has, in fact, occurred and remains uncured by the Company for thirty (30) days following its receipt of such written notice (the “Cure Period”), (iii) you resign upon not less than 30 days’ nor more than 60 days’ prior written notice and (iv) you provide the Company with the written notice of your resignation on or before the fifteenth (15th) day after the end of the Cure Period.

•                 Section 409A:  Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each periodic severance payment made pursuant to this agreement shall be considered a separate payment.   Anything in this agreement to the contrary notwithstanding, if at the time of your termination or resignation, you are considered a ‘specified employee’ within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment that you become entitled to under this agreement would be considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earlier of (i) six months and one day after your separation from service, or (ii) your death.

•                 Arbitration of Disputes:  Any dispute arising hereunder or arising out of your employment, termination thereof, or any other relations with the Company, whether sounding in tort or contract, by statute or otherwise, including, but not limited to claims of employment discrimination, shall be settled by arbitration in Boston, Massachusetts, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association before a single Arbitrator.  Notwithstanding the foregoing, disputes arising under the Confidentiality and Non-compete Agreement shall not be subject to arbitration.

•                 Taxation:  You understand that payments made pursuant to this agreement may be subject to applicable federal and state withholdings.

•                 Entire Agreement: This agreement, the Confidentiality and Non-Compete Agreement and the Option Agreement set forth the entire agreement and understanding between you and the Company regarding all subjects covered herein, the terms of which may not be changed or modified except by agreement in writing signed by you and the Company.

•                 Severability: Should any provision of this agreement, or portion thereof, be found invalid and unenforceable, the remaining provisions shall continue in force and effect.

•                 Governing Law: This agreement shall be governed, construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without regard to principles of conflict of law.

Please contact me if you have any questions regarding this offer.  Should the above meet with your approval, please acknowledge your acceptance of this offer by signing as indicated below.  This offer shall expire if not accepted in writing within seven days of the date of this letter.

We are delighted to offer you the opportunity to join NeuroMetrix.  We are confident that you will find the work challenging and rewarding and that you will bring real value to NeuroMetrix.

Sincerely,

NEUROMETRIX, INC.

By:	/s/ Shai N. Gozani, M.D., Ph.D.
Shai Gozani, M.D., Ph.D
President and Chief Executive Officer

ACCEPTED:	/s/ Thomas Higgins	Date:	September 2, 2009
Thomas Higgins